Exhibit 99.1

                       NET 1 U.E.P.S. TECHNOLOGIES, INC.

                            4th Floor, North Wing
            President Place, Cnr Jan Smuts Avenue and Bolton Road
                     Rosebank, Johannesberg, South Africa
             Tel: 011-27-11-343-2000        Fax:11-27-11-880-7080
                                 Symbol: NUEP



FOR IMMEDIATE RELEASE:

July 27, 2004 -- Net 1 UEPS Technologies, Inc. ("Net 1") today announced that the transactions contemplated as part of its recapitalization plans were complete.

The recapitalization transactions combined the operations of Net 1 Applied Technology Holdings Limited ("Aplitec"), which has an established UEPS smart-card technology business within South Africa, with the world-wide rights to this technology outside of South Africa, which were held by Net 1.

The recapitalization comprised several steps, including an equity infusion by affiliates of the Brait Group and other investors of $52.8 million, and the acquisition by Net 1 of the business of Aplitec. Aplitec shareholders were given the option to re-invest in the business through a trust structure necessitated by South African exchange controls. On June 28, 2004, 99.2% of Aplitec shareholders elected the reinvestment option. As a result of the transactions, Aplitec de-listed from the Johannesburg Stock Exchange.

Due to the transactions, the share capital of Net 1 was increased by 105,661,428 shares of common stock issued to affiliates of Brait Group and other investors for a total cash consideration of $52.8 million or $0.50 per share. Net 1 also issued 5,000,000 shares of common stock to Brait International Limited for services rendered in connection with the transactions. In addition, as consideration for the purchase of Aplitec, Net 1 issued 192,967,138 shares of its special convertible preferred stock to a trust; this stock is ultimately held for the benefit of South African holders who cannot hold stock directly due to exchange control regulation prevailing in South Africa. This preferred stock is convertible into common stock of Net 1 on a share-for-share basis. As a result, the outstanding capital stock of Net 1 expanded from 15,852,856 shares of common stock prior to the transactions to 126,514,284 shares of common stock and 192,967,138 shares of special convertible preferred stock as of June 30, 2004. The future issuance of up to an additional 17,441,872 shares of common stock to management under a stock incentive plan was also authorized by the shareholders of Net 1.

Net 1 continues to be quoted on the OTC Bulletin Board under the symbol "NUEP.OB." Former Aplitec shareholders who elected the reinvestment option have, following June 30, 2004, been able to convert the special convertible preferred shares held on their behalf by the trust described above into Net 1 common stock. Pursuant to South African exchange controls, upon conversion of any preference shares and issuance of the related common stock, such common stock must be sold. Consequently, any such conversions will increase the amount of Net 1's outstanding common stock and its market float.

Net 1 is considering a range of options for the future. Among other options, it may consider a marketed offering on behalf of certain Net 1 shareholders who may have an interest in selling their shares in Net 1. Net 1 may also sell a limited number of newly issued shares in any such offering. The offering would be an underwritten offering registered with the Securities and Exchange Commission, and would only take place if supported by a sufficient number of shareholders. Net 1 may also seek a listing on the Nasdaq National Market or another appropriate market in the third or fourth quarter of 2004. If undertaken, the Nasdaq or other listing would likely be timed to coincide with the proposed offering. However, no assurances can be made that any listing or offering will occur.

This news release is for informational purposes only and does not constitute an offer to sell or a solicitation of offers to buy any securities, and does not constitute an offer, solicitation, or sale in any jurisdiction in which such offering would be unlawful. Any offer will be made only by means of a prospectus contained in a registration statement filed with the U.S. Securities and Exchange Commission.

Net 1 is engaged in the sales, maintenance and development of UEPS smart-card based systems and products with revenues of approximately US$100 million and approximately 2,100 employees.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties that may or may not occur. Among the contingencies and uncertainties that may affect Net 1 are uncertainty of product and technology development, difficulties in developing market acceptance for products, rapid technological changes and obsolescence, competition, inability to attract and retain key personnel and significant capital requirements in order to fully develop products. Forward-looking statements are not guarantees of future performance and are based on numerous assumptions about future conditions that could prove to be inaccurate. Actual events, transactions and results may differ materially from anticipated events, transactions or results described in such statements.

Contact Net 1:    011-27-11-343-2000
                  http://www.net1ueps.com